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PROSPECTUS SUPPLEMENT NO. 3 DATED APRIL 8, 1999                   Rule 424(b)(2)
(To Prospectus dated July 9, 1997, as                 Registration No. 333-27785
supplemented by the Prospectus Supplement No. 1 dated July 28, 1997 and the Prospectus
Supplement No. 2 dated August 8, 1997)

                      AMERICAN RESIDENTIAL SERVICES, INC.

                 7 1/4% Convertible Subordinated Notes due 2004
                    Interest Payable April 15 and October 15

         The following beneficial owner of 7 1/4% Convertible Subordinated
Notes due 2004 (the "Notes") of American Residential Services, Inc., a
Delaware company (the "Company"), has requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by the Selling Holder.

                                     Aggregate Principal       Number of Shares
                                       Amount of Notes         of Common Stock
                                          Owned and               Owned and
      NAME OF SELLING HOLDER           OFFERED HEREBY          OFFERED HEREBY(1)
      ----------------------         -------------------       -----------------
Forum Capital Markets L.L.C..........      $220,000                  8,627

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(1)  Shares shown are the number of whole shares of common stock, par value
     $.001 per share, of the Company into which the Selling Holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). Except as noted below, the Selling Holder did not report owning any other shares.

                               End of Supplement